Exhibit 99.2

VANTIV PRICES ITS INITIAL PUBLIC OFFERING

Cincinnati, Ohio — March 21, 2012 — Vantiv, Inc. (NYSE: VNTV) today announced the pricing of its initial public offering of 29,412,000 shares of its Class A common stock at a price to the public of $17.00 per share. In addition, Vantiv and the selling stockholders have granted the underwriters a 30 day option to purchase up to an additional 4,411,800 shares to cover over-allotments, if any. Vantiv will not receive any proceeds from the sale of shares by the selling stockholders. Vantiv’s Class A common stock will trade on the New York Stock Exchange under the ticker symbol “VNTV.”

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are acting as lead joint book-running managers and Goldman, Sachs & Co. and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering. Citigroup Global Markets Inc., UBS Securities LLC, Jefferies & Company, Inc., Raymond James & Associates, Inc., William Blair & Company, L.L.C. and Wells Fargo Securities, LLC are acting as co-managers.

The offering is being made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: 1-866-803-9204; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or telephone: 1-866-718-1649, or email: prospectus@morganstanley.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or telephone: 1-800-221-1037, or email: newyork.prospectus@credit-suisse.com.

A registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vantiv

Vantiv is a leading, integrated payment processor differentiated by a single, proprietary technology platform.

Contact

Don Duffy/Kim Paone

866-254-4811 or 513-900-4811

IR@vantiv.com